Exhibit 3.3

AMENDMENT
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of December 31, 2013, by and between Exar Corporation, a Delaware corporation (the “Company”), and Louis DiNardo (the “Executive”).

WHEREAS, the Executive is currently employed by the Company pursuant to that certain Employment Agreement, effective as of January 3, 2012 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement to extend the term of the Agreement through April 2, 2017, increase the Executive’s base salary and provide for grants of new equity awards to the Executive, as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.     Section 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2. Period of Employment. The “Period of Employment” shall be a period commencing on the Effective Date and ending at the close of business on April 2, 2017, subject to earlier termination in accordance with the provisions of Section 5 below (the “Termination Date”).”

2.     Effective January 3, 2014, the Executive’s Base Salary shall be increased to an annualized rate of $600,000, provided that such Base Salary increase shall not be taken into account for purposes of determining the Executive’s target Incentive Bonus under Section 3.2 of the Agreement for the Company’s 2014 fiscal year (but shall be taken into account for purposes of determining the Executive’s target Incentive Bonus for the Company’s 2015 fiscal year).

3.     A new Section 3.3(c) is hereby added to the Agreement to read in its entirety as follows:

“(i)     2013 Time-Based Stock Option. Effective December [__], 2013 (the “December 2013 Grant Date”), the Compensation Committee approved the grant to the Executive of an option to purchase 200,000 shares of the Company’s Common Stock. The exercise price per share for such option is equal to the closing price (in regular trading) of a share of the Common Stock on the December 2013 Grant Date. Such option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and will vest with respect to 1/12th of the shares covered by the option on February 3, 2016, and as to the remaining 11/12ths of the shares covered by the option on the third (3rd) day of each of the eleven (11) consecutive months thereafter, subject in each case to the Executive’s active and continuous service to the Company through the applicable vesting date. The maximum term of such option is seven (7) years from the date of grant. Such option shall be granted under the Plan and shall be subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence such option (which agreement shall preserve the Executive’s rights hereunder with respect to outstanding equity awards upon a termination of his employment as provided in Sections 3.3(a) and 5.3(b) hereof).

(ii)     2014 Market-Based Stock Option. Effective on the first trading day in January 2014 (the “January 2014 Grant Date”) and subject to the Executive’s active and continuous service with the Company through the January 2014 Grant Date, the Compensation Committee has approved the grant to the Executive of an option to purchase 140,000 shares of the Company’s common stock. The exercise price per share for such option will be equal to the closing price (in regular trading) of a share of the Common Stock on the January 2014 Grant Date. Such option will be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and will vest with respect to all of the shares subject to the option on the last day of the Company’s 2017 fiscal year, provided that the closing price of a share of the Company’s common stock (in regular trading) equals or exceeds $18.00 for a period of at least forty-five (45) consecutive trading days during such fiscal year and subject to the Executive’s active and continuous service with the Company through the last day of such fiscal year. If such option vests at the end of the 2017 fiscal year in accordance with the foregoing provisions and if one-fourth of the stock option referred to in Section 3.3(a)(ii) above that was eligible to vest based on the Company’s stock price during the 2016 fiscal year as set forth therein did not vest at the end of the 2016 fiscal year in accordance with its terms, such portion of that stock option shall also vest at the end of the 2017 fiscal year. The maximum term of such option will be seven (7) years from the date of grant of the option. Such option shall be granted under the Plan and shall be subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence such option (which agreement shall preserve the Executive’s rights hereunder with respect to outstanding equity awards upon a termination of his employment as provided in Sections 3.3(a) and 5.3(b) hereof).

(iii)     2013 RSU Award. Effective on the December 2013 Grant Date, the Compensation Committee approved the grant to the Executive of 100,000 RSUs, which will vest in two (2) equal installments on the last day of each of the Company’s 2016 fiscal year and 2017 fiscal year, subject in each case to the Executive’s active and continuous service to the Company through the applicable vesting date; provided, however, that if, prior to the last day of the Company’s 2017 fiscal year, both (a) a Triggering Transaction (as defined below) occurs that produces a consolidated company with revenue for a period of four (4) consecutive fiscal quarters in the aggregate in excess of $240,000,000, and (b) the projected profits and synergies as presented by the Executive and approved by the Board in writing is accomplished by reaching ninety percent (90%) or more of the stated goals (as determined by the Compensation Committee in its sole discretion) within four (4) quarters after the consummation of such Triggering Transaction, such RSU grant, to the extent then outstanding and unvested, shall be fully vested as of the date both such goals have been achieved (subject to the Executive’s active and continuous service to the Company through such vesting date). Such RSU award shall be granted under the Plan and shall be subject to such further terms and conditions as set forth in a written award agreement to be entered into by the Company and the Executive to evidence the award (which agreement shall preserve the Executive’s rights hereunder with respect to outstanding equity awards upon a termination of his employment as provided in Section 5.3(b) hereof). For purposes of this RSU grant, a “Triggering Transaction” shall mean (i) any merger or consolidation of the Company in which the stockholders of the Company immediately prior to the transaction do not own more than sixty percent (60%) of the outstanding voting power of the Company (or its successor) immediately after such transaction, (ii) the sale of all or substantially all of the assets of the Company, or (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than sixty percent (60%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.”

4.     Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.

5.     Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

6.     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

EXAR CORPORATION

By:
Richard L. Leza
Chairman of the Board

EXECUTIVE

Louis DiNardo

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